EXHIBIT 1.01

Cytori Therapeutics, Inc.

Conflict Minerals Report

For the Year Ended December 31, 2017

Introduction

This Conflict Minerals Report has been prepared by management of Cytori for the period from January 1, 2017 to December 31, 2017 (the “Reporting Period”). Unless the context otherwise indicates, "Cytori," "we," "us," the "Company" and "our" mean Cytori Therapeutics, Inc. and its consolidated and combined subsidiaries.

This Report is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”). This Rule imposes certain reporting obligations on public companies that manufacture or contract to manufacture products containing conflict minerals that are necessary to the functionality or production of their products. Form SD defines “conflict minerals” as cassiterite, columbite-tantalite, gold, wolframite and their derivatives, which are currently limited to tin, tantalum and tungsten. We identified tin, tantalum, tungsten and gold (“3TGs”) that are necessary to the functionality or production of certain products that we manufactured or contracted to manufacture during the Reporting Period.

As described in this report, Cytori has reason to believe that some of the 3TGs present in its supply chain may have originated in the Democratic Republic of the Congo (“DRC”) or an adjoining country (collectively, the “Covered Countries”). Therefore, we performed a reasonable country of origin inquiry (“RCOI”) to determine whether any of the 3TGs in our products originated from the Covered Countries and were not from recycled or scrap sources.  Based on the RCOI, we determined that we may have some suppliers that sourced 3TG from the Covered Countries and we proceeded to conduct due diligence on our supplier base. The results of this due diligence are covered below.

Company Overview

Cytori’s objective is to build a profitable and growing specialty therapeutics company.  To meet this objective, we have acquired and are developing two technology platforms that hold promise for treating millions of patients and represent significant potential for increasing shareholder value. Our current corporate activities fall substantially into advancing these platforms: Cytori Nanomedicine and Cytori Cell Therapy.

The Cytori Nanomedicine platform features a versatile liposomal nanoparticle technology for drug encapsulation that has thus far provided the foundation to bring two promising drugs into mid/late stage clinical trials.  Nanoparticle encapsulation is promising because it can help improve the delivery and metabolism of many drugs, thus potentially enhancing the therapeutic profile and patient benefits.  Our lead drug candidate, ATI-0918 is a generic version of pegylated liposomal encapsulated doxorubicin.  Pegylated liposomal encapsulated doxorubicin is a heavily relied upon chemotherapeutic used in many cancer types on a global basis.  We believe that data from a 60-patient European study of ATI-0918 has met the statistical criteria for bioequivalence to Janssen’s Caelyx®, the current reference listed drug in Europe.  We intend that these bioequivalence data will serve as a basis for our planned regulatory submission to the European Medicines Agency, or EMA, for ATI-0918. We are currently evaluating our strategic options to bring ATI-0918 to the U.S., China, and other markets.  Our second nanomedicine drug candidate is ATI-1123, a novel and new chemical entity which is a nanoparticle-encapsulated form of docetaxel, also a workhorse chemotherapeutic drug used for many cancers.  A Phase I clinical trial of ATI-1123 has been completed and published, and we are investigating possible expansion of this trial to Phase II, most likely in conjunction with a development partner.  Finally, in connection with our acquisition of the ATI-0918 and ATI-1123 drug candidates, we have acquired know-how (including proprietary processes and techniques) and a scalable nanoparticle manufacturing plant in San Antonio, Texas from which we intend to manufacture commercial quantities of our nanoparticle drugs.

1

Cytori Cell Therapy, or CCT, is based on the scientific discovery that the human adipose or fat tissue compartment is a source of a unique mixed population of stem, progenitor and regenerative cells that may hold substantial promise in the treatment of numerous diseases and conditions.  To bring this promise to health providers and their patients, we have developed certain novel therapies prepared and administered at the patient’s bedside with proprietary technologies that include therapy-specific reusable, automated, standardized Celution devices, single-use Celution consumable sets, Celase reagent, and Intravase reagent.  Our CCT lead product candidate, Habeo™ Cell Therapy, was evaluated in a Cytori-sponsored U.S. randomized, placebo-controlled, double-blind, multi-center clinical trial, STAR (Scleroderma Treatment with Celution Processed Adipose Derived Regenerative Cells), for the treatment of impaired hand function in patients with scleroderma. The STAR trial enrolled and evaluated 88 patients with scleroderma, including 51 patients within the diffuse cutaneous subset and 37 with limited cutaneous scleroderma. On July 24, 2017, we announced top-line, preliminary data and presented the full data analysis on October 18, 2017. Further, we recently received feedback from a FDA pre-submission meeting, indicating that a clinical trial focused on more severely affected diffuse systemic sclerosis patients could be an appropriate next step given the results of the STAR clinical trial.  We finalized meeting minutes and we are considering additional dialogue with the FDA to clarify the parameters and key aspects of a potential follow-on clinical trial of Habeo.  At this time, we do not have, and are not prepared to commit, the financial and other resources required in order to conduct an additional clinical trial of Habeo, and will instead look to partnering or out-licensing opportunities as a basis for any continued development. In addition, on January 22, 2018, we announced the investigator-initiated and Cytori-supported SCLERADEC-II clinical trial in France using Habeo Cell Therapy completed its enrollment and data is anticipated in the second half of 2018. Additional CCT treatments are in various stages of development in the areas of urology, wounds, and orthopedics.  Further, our CCT platform is the subject of investigator-initiated trials conducted by our partners, licensees and other third parties, some of which are supported by us and/or funded by government agencies and other funding sources.  In March 2018, we announced a Japanese investigator-initiated study of ECCI-50 Cell Therapy in men with stress urinary incontinence, or SUI, following prostatic surgery for prostate cancer or benign prostatic hypertrophy, called ADRESU, completed enrollment of 45 patients. Patients will be followed up for one-year post treatment and preliminary data on the ADRESU trial is expected in late 2018 or early 2019. The trial costs are substantially supported by the Japan Agency for Medical Research and Development, an independent administrative agency of the Government of Japan, with additional support from Cytori. Currently, we internally manufacture the Celution devices and consumables in the United States and the United Kingdom and source our Celase and Intravase reagents from a third-party supplier. We have contracted with a third-party manufacturer for the production of the consumables used in the manufacturing of our Products to improve scalability, reduce overhead and product costs of goods sold.  We also have obtained regulatory approval to sell some of our CCT products, including our Celution devices and consumables and associated reagents, in certain markets outside the U.S.  In those markets, we have been able to further develop and improve our core technologies, gain expanded clinical and product experience and data, and generate sales.

We were initially formed as a California general partnership in July 1996, and incorporated in the State of Delaware in May 1997. We were formerly known as MacroPore Biosurgery, Inc., and before that as MacroPore, Inc. Our corporate offices are located at 3020 Callan Road, San Diego, CA  92121.  Our common stock is currently listed on the Nasdaq Capital Market under the symbol “CYTX.”  Our telephone number is (858) 458-0900. We maintain an Internet website at www.cytori.com.

Our products

We conducted an analysis of our products to determine which of our products were likely to contain 3TGs. We have identified one or more of the 3TGs in certain of our Celution system products, including our Celution 800 system, that are necessary to the functionality or production of such products.

Description of RCOI

We began our scoping process by extracting a list of our suppliers that provide us with products that may contain one or more of the 3TGs. Once the filtering was completed, we populated the list with contact information and provided the list to our third-party service provider. This supplier list was then uploaded to our third-party provider’s software platform that allows us to store and manage supplier requests and documentation.

From there, we defined our scoping process even further by ensuring that any service providers, indirect materials suppliers and inactive suppliers were removed. This ensures that all suppliers surveyed provided items to Cytori that were used in final products in the year 2017. At this time, there were no such instances where we determined that particular suppliers should be removed from this year’s scope. However, we will continue to assess our supplier list to ensure that our surveyed suppliers are in scope.

Our service provider then conducted the supplier survey portion of the RCOI. This was done by utilizing the Conflict Minerals Reporting Template (the “CMRT”), version 5.01 or higher, developed by the Responsible Business Alliance and The Global e-Sustainability Initiative. Using the CMRT, suppliers identified through the procedures above were surveyed on their sourcing of the 3TGs that we identified in our products. The CMRT was developed to facilitate disclosure and communication of information regarding smelters that provide material to a company’s supply chain. It includes questions regarding a direct supplier’s conflict minerals policy, its due diligence process, and information about its supply chain such as the names and locations of smelters and refiners as well as the origin of 3TGs used by those facilities.

During the supplier survey, suppliers were contacted and asked to complete the CMRT. All communications were tracked and monitored in the software platform. Non-responsive suppliers were contacted a minimum of three times and then were also managed by our service provider’s Supply Chain Team in one on one communications. This included at least two follow-ups in order to encourage their response via CMRTs. To ensure that our suppliers understand our expectations regarding the sourcing of 3TGs, we and our third-party consultant have provided training to suppliers though webinars, videos, documentation, and one-on-one discussions.

The RCOI also included automated data validation on all submitted CMRTs. The goal of data validation is to increase the accuracy of submissions and identify any contradictory answers in the CMRT. All submitted forms are accepted and classified as valid or invalid so that data is still retained. All suppliers who submitted CMRTs that were flagged as “invalid” were contacted to address items such as incomplete data, missing smelter information, or inconsistent answers. All of these communications were monitored and tracked in our service provider’s system for future reporting and transparency. As of May 30th, 2018 there were no invalid submissions that were not corrected by suppliers.

Based on the RCOI, we determined that we may have some suppliers that sourced 3TGs from the Covered Countries; therefore, we proceeded to conduct due diligence on our supplier base.

Due Diligence

Design of due diligence

We have designed our due diligence procedures based upon the due diligence framework presented by the Organisation for Economic Co-operation and Development (“OECD”) in the publication OECD (2013) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition, OECD Publishing and the related Supplements for gold and for tin, tantalum and tungsten.

Cytori’s conflict minerals due diligence process references the five steps as defined by the Guidance: 1) establishing strong company management systems, 2) identifying and assessing risks in our supply chain, 3) designing and implementing a strategy to respond to identified risks, 4) utilizing independent third-party audits, and 5) publicly reporting on our supply chain due diligence. A summary of the due diligence measures undertaken by Cytori is outlined below.

Due diligence performed

Company Management Systems

Internal team; External resources

Our due diligence program involves a cross-functional team comprised of relevant personnel throughout our organization, including our chief legal and compliance personnel, our principal purchasing and operations personnel, senior engineering personnel, senior research and development personnel, and other members of executive management and their respective teams as appropriate. Our senior management team and our Board of Directors are given appropriate updates on our Conflict Minerals program.

We have also taken on other management systems that include the use of a third-party vendor. Through our vendor’s tool we are able to collect and store supplier data and CMRTs, communicate with suppliers and monitor risks in our supply chain. The use of these tools has allowed us to assist our suppliers in understanding our expectations and requirements and increase the rate of responses we have received from our suppliers to our survey requests.

Control systems

Controls include, but are not limited to, our Code of Business Conduct and Ethics, which outlines expected behaviors for all Cytori employees and third parties doing business with Cytori, and our policy statement regarding Conflict Minerals. Our Conflict Minerals policy statement is available on our website at www.cytori.com within the “Investor Relations” section under “Corporate Governance Materials.”

Supplier engagement

With respect to the OECD requirement to strengthen engagement with suppliers, we have utilized the CMRT version 5.01 or higher and a third-party vendor’s software reporting tool for collecting conflict minerals declarations from our supply base. The use of these tools has allowed us to assist our suppliers in understanding our expectations and requirements and increase the rate of responses we have received from our suppliers to our survey requests.

We have also communicated with suppliers potentially affected by our Conflict Minerals program and related compliance efforts as identified through our RCOI process our expectation that they assist us in complying with our efforts related to our conflict minerals program. This includes obtaining information to support chain of custody of the 3TG identified in our products. Our suppliers are able to access our Conflict Minerals policy statement through the website above or upon request.

Identify and Assess Risks in the Supply Chain

It is important to note that Cytori has relied on supplier responses to provide us with the information about the source of 3TGs contained in the parts and components they supply to us. Similarly, our direct suppliers also rely on information provided by their suppliers. This chain of information creates a level of uncertainty and risk related to the accuracy of the information. We will continue to monitor, adapt, and modify our due diligence practices in response to the recognized industry best practices.

In accordance with OECD Guidelines, it is important to identify and assess risk associated with conflict minerals in the supply chain. Risks were identified by assessing the due diligence practices of smelters and refiners identified in the supply chain by upstream suppliers that listed mineral processing facilities on their CMRT declarations. Assent compared these facilities listed in the responses to the list of smelters and refiners maintained by the RMI to ensure that the facilities met the RMI definition of a 3TG processing facility that was operational during the 2017 calendar year.

In order to assess the risk that any of these smelters posed to our supply chain, Assent determined if the smelter had been audited against a standard in conformance with the OECD Guidance, such as the RMAP. We do not typically have a direct relationship with 3TG smelters and refiners and do not perform or direct audits of these entities within our supply chain. Smelters that have completed an RMAP audit are considered to be DRC-Conflict Free. In cases where the smelter’s due diligence practices have not been audited against the RMAP standard, a potential supply chain risk exists.

As of May 30th, 2018, we have validated 313 smelters or refiners and are working to validate the additional smelter/refiner entries from the submitted CMRTs. Due to the provision of primarily supplier-level CMRTs, we cannot definitely determine their connection to the Covered Products.

Each facility that meets the RMI definition of a smelter or refiner of a 3TG mineral is assessed according to red flag indicators defined in the OECD Guidance. Assent uses 3 factors to determine the level of risk that each smelter poses to the supply chain by identifying red flags.

•	Geographic proximity to the DRC and covered countries;
•	Responsible Minerals Assurance Process (RMAP) audit status;
•	Credible evidence of unethical or conflict sourcing.

Based on this criteria the following facilities have been identified with red-flag risk to their supply chain:

•	Tony Goetz NV - CID002587
•	African Gold Refinery Limited (AGR) - CID003185
•	Kaloti Precious Metals - CID002563
•	Universal Precious Metals Refining Zambia - CID002854
•	Fidelity Printers and Refiners - CID002515
•	Sudan Gold Refinery - CID002567

As part of our risk management plan under the OECD Guidance, when these facilities were reported on a CMRT by one of the suppliers surveyed, risk mitigation activities are initiated. Through our third-party vendor, Assent Compliance, submissions that include any of the above facilities immediately produce a receipt instructing the supplier to take their own risk mitigation actions, including submission of a product specific CMRT to better identify the connection to products that they supply to us, and escalating up to removal of these red -flag smelters from their supply chain.

As per the OECD Guidance, risk mitigation will depend on the supplier’s specific context. Suppliers are given clear performance objectives within reasonable timeframes with the ultimate goal of progressive elimination of these red flags from the supply chain.

In addition, suppliers are guided to the Assent University learning platform to engage in educational materials on mitigating the risk of smelters or refiners on the supply chain.

Additionally, suppliers are evaluated on program strength (further assisting in identifying risk in the supply chain). Many companies continue to be in the middle of the process and still have “unknown” as some of the answers. It has been decided that penalizing or failing them for working through the process is likely not the best approach for the initial years of compliance, it does not meet the goals or spirit of the Rule; however, evaluating and tracking the strength of the program does meet the OECD Due Diligence Guidelines and can assist in making key risk mitigation decisions as the program progresses. The criteria used to evaluate the strength of the program are:

A. Have you established a conflict minerals sourcing policy?

E. Have you implemented due diligence measures for conflict-free sourcing?

G. Do you review due diligence information received from your suppliers against your company’s expectations?

H. Does your review process include corrective action management?

When suppliers meet or exceed the above criteria, by answering yes to all four questions, they are deemed to have a strong program. When suppliers do not meet those criteria, they are presumed to have a weak program. We store all of this information and will continue to assess our suppliers’ program strength and monitor any improvements or changes.

Design and Implement a Strategy to Respond to Identified Risks

Cytori has established a Conflict Minerals policy statement that outlines our expectations for suppliers. If these expectations are not met, our business relationship with that supplier will be evaluated. For example, if we find that we source 3TGs that directly or indirectly finance or benefit armed groups in the Covered Countries, Cytori will assess the supplier relationship and encourage that supplier to establish an alternative source of the minerals that does not support such conflict. If an alternative source cannot be found or the supplier chooses not to respond to this risk, we will assess whether to continue our relationship with such provider. We have yet to encounter an instance where this type of action was necessary.

Carry Out Independent Third Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

We do not have a direct relationship with smelters and refiners of Conflict Minerals and therefore do not perform or direct audits of these entities.  In connection with our due diligence, we utilized information made available by the RMI concerning independent third-party audits of smelters and refiners.

Assent also directly contacts smelters and refiners that are not currently enrolled in the Responsible Minerals Assurance Process (RMAP) to encourage their participation and gather information regarding each facilities sourcing practices on behalf of its compliance partners.

Report on Supply Chain Due Diligence

This Report, which constitutes our annual report on our due diligence efforts, is available on our website at www.cytori.com within the “Investor Relations” section under “Corporate Governance Materials” and is filed with the SEC.

Results of Due Diligence

Survey results

As of May 30th, 2018, we received responses from 78.26% of our 46 surveyed suppliers for the 2017 year. Of those, 2 claimed no 3TGs and 15 claimed they did have tin, tungsten, tantalum, and/or gold in their products.

As described above, Cytori surveys our supply chain and reviews all responses against set criteria that have been developed to determine whether further communication is needed. These criteria include: non-responsiveness, incomplete responses and overall inconsistencies. Those suppliers that provided us with a CMRT were also asked to submit Smelter or Refiner (SOR) information. The results of this are discussed the Smelters and Refiners section below.

Smelters and refiners

Of the suppliers surveyed, many completed their CMRTs at the company, business unit or entity level. Due to this we are unable to conclude that which 3TGs from which of the processing facilities they listed have actually been included in parts or products that they supplied to us.  Many of the responses provided by a supplier via the CMRT included the names of facilities listed by the suppliers as SORs. The CMRTs submitted by suppliers that do not list at least one smelter for each 3TG claimed on the CMRT are considered invalid and our third-party provider follows up on these, urging suppliers to resubmit the form and include smelter information. That being said, there are still suppliers that are unable to provide SORs used for the materials supplied to us.

For all responses that indicated a smelter, our third party consultant compared the facilities listed to the list of smelters maintained by the Responsible Minerals Initiative (“RMI”). If a supplier indicated that the facility was certified as “Conflict-Free,” our vendor confirmed that the name was listed by RMI as a certified smelter. No violations were identified. As of May 30th, 2018, we have validated 313 smelters or refiners and we are working to validate the additional smelter/refiner entries from the submitted CMRTs. Of the valid SOR facilities, 255 have been designated as conflict-free by the RMI and another 8 are in the process of being audited. Appendix A lists the smelters and refiners that the suppliers we surveyed reported as being in their supply chains. We have not listed in Appendix A any smelters or refiners that we have not been able to validate. Appendix B also includes an aggregated list of the potential countries of origin from which the reported facilities collectively source conflict minerals, based on information provided by suppliers and RMI.

As our suppliers are largely unable to provide us with the information necessary to determine country of origin at the product level, we are unable to provide additional smelter and refiner names and country of origin of the necessary 3TG in this report at this time. We will continue to work with our suppliers to obtain smelter information at the product level.

Future Steps to be Taken

We expect to continue our efforts to improve our Conflict Minerals program and related due diligence. As we further develop our program and procedures, we intend to take the following steps to mitigate the risk that any of the 3TGs contained in our products could benefit armed groups in the Covered Countries. These may include, but are not limited to the following:

•

Ongoing enhancement of our supplier engagement and control, for example, through continued inclusion of appropriate representations, warranties and covenants applicable to Conflict Minerals in our supplier agreements, and by encouraging our suppliers to provide responses at the product level;

•	Continuing to invest in Conflict Minerals due diligence tools and resources, as appropriate;
•	Continuing to respond to industry trends and legal requirements to further improve the traceability of 3TGs in our supply chain;
•	Appropriately responding to identified risk, including but not limited to, assessment of potential action to be taken against suppliers that do not respond to our requests;
•

Encouraging our suppliers found to be supplying us with 3TGs from sourcing that support conflict in the Covered Countries to establish an alternative source of 3TGs that does not support such conflict.

Appendix A

The table below lists, as of May 30th, 2018 the 313 smelters or refiners identified by our responsive suppliers that may have been used to process the Conflict Minerals necessary to the functionality or production of our products during 2017. As described above, this list may contain more facilities than are actually linked to our products. Alternatively, this list may not include all applicable facilities as not all of our suppliers were able to provide SOR information at this time. Those that have been certified as conflict-free by the RMI have been noted as such in the final column on the right.

Metal	Standard Smelter Name	Smelter Facility Location	Conflict Free?
Gold	Abington Reldan Metals, LLC	UNITED STATES	Unknown
Gold	Advanced Chemical Company	UNITED STATES	Yes
Gold	Aida Chemical Industries Co., Ltd.	JAPAN	Yes
Gold	Al Etihad Gold LLC	UNITED ARAB EMIRATES	Yes
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY	Yes
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN	Yes
Gold	AngloGold Ashanti Córrego do Sítio Mineração	BRAZIL	Yes
Gold	Argor-Heraeus S.A.	SWITZERLAND	Yes
Gold	Asahi Pretec Corp.	JAPAN	Yes
Gold	Asahi Refining Canada Ltd.	CANADA	Yes
Gold	Asahi Refining USA Inc.	UNITED STATES	Yes
Gold	Asaka Riken Co., Ltd.	JAPAN	Yes
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY	Unknown
Gold	AU Traders and Refiners	SOUTH AFRICA	Yes
Gold	Aurubis AG	GERMANY	Yes
Gold	Bangalore Refinery	INDIA	Unknown
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES	Yes
Gold	Boliden AB	SWEDEN	Yes
Gold	C. Hafner GmbH + Co. KG	GERMANY	Yes
Gold	Caridad	MEXICO	Unknown
Gold	CCR Refinery - Glencore Canada Corporation	CANADA	Yes
Gold	Cendres + Métaux S.A.	SWITZERLAND	Yes
Gold	Chimet S.p.A.	ITALY	Yes
Gold	Chugai Mining	JAPAN	Unknown
Gold	Daejin Indus Co., Ltd.	KOREA, REPUBLIC OF	Yes
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA	Unknown
Gold	Degussa Sonne / Mond Goldhandel GmbH	GERMANY	Unknown
Gold	DODUCO Contacts and Refining GmbH	GERMANY	Yes

Gold	Dowa	JAPAN	Yes
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF	Yes
Gold	Eco-System Recycling Co., Ltd.	JAPAN	Yes
Gold	Elemetal Refining, LLC	UNITED STATES	Unknown
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES	Yes
Gold	Fidelity Printers and Refiners Ltd.	ZIMBABWE	Unknown
Gold	GCC Gujrat Gold Centre Pvt. Ltd.	INDIA	Unknown
Gold	Geib Refining Corporation	UNITED STATES	Yes
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA	Yes
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA	Unknown
Gold	Guangdong Jinding Gold Limited	CHINA	Unknown
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA	Unknown
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA	Unknown
Gold	HeeSung	KOREA, REPUBLIC OF	Yes
Gold	Heimerle + Meule GmbH	GERMANY	Yes
Gold	Heraeus Metals Hong Kong Ltd.	CHINA	Yes
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY	Yes
Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA	Unknown
Gold	Hwasung CJ Co., Ltd.	KOREA, REPUBLIC OF	Unknown
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA	Yes
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	Yes
Gold	Istanbul Gold Refinery	TURKEY	Yes
Gold	Italpreziosi	ITALY	Yes
Gold	Japan Mint	JAPAN	Yes
Gold	Jiangxi Copper Co., Ltd.	CHINA	Yes
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION	Yes
Gold	JSC Uralelectromed	RUSSIAN FEDERATION	Yes
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	Yes
Gold	Kaloti Precious Metals	UNITED ARAB EMIRATES	Unknown
Gold	Kazakhmys Smelting LLC	KAZAKHSTAN	Unknown
Gold	Kazzinc	KAZAKHSTAN	Yes
Gold	Kennecott Utah Copper LLC	UNITED STATES	Yes
Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND	Unknown
Gold	Kojima Chemicals Co., Ltd.	JAPAN	Yes

Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF	Yes
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN	Yes
Gold	Kyshtym Copper-Electrolytic Plant ZAO	RUSSIAN FEDERATION	Unknown
Gold	L'azurde Company For Jewelry	SAUDI ARABIA	Unknown
Gold	Lingbao Gold Co., Ltd.	CHINA	Unknown
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA	Unknown
Gold	L'Orfebre S.A.	ANDORRA	Unknown
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF	Yes
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA	Unknown
Gold	Marsam Metals	BRAZIL	Yes
Gold	Materion	UNITED STATES	Yes
Gold	Matsuda Sangyo Co., Ltd.	JAPAN	Yes
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA	Yes
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE	Yes
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA	Yes
Gold	Metalor Technologies S.A.	SWITZERLAND	Yes
Gold	Metalor USA Refining Corporation	UNITED STATES	Yes
Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V.	MEXICO	Yes
Gold	Mitsubishi Materials Corporation	JAPAN	Yes
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	Yes
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA	Yes
Gold	Modeltech Sdn Bhd	MALAYSIA	Unknown
Gold	Morris and Watson	NEW ZEALAND	Unknown
Gold	Morris and Watson Gold Coast	AUSTRALIA	Unknown
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION	Yes
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	TURKEY	Yes
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN	Unknown
Gold	Nihon Material Co., Ltd.	JAPAN	Yes
Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA	Yes
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN	Yes
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	RUSSIAN FEDERATION	Yes
Gold	OJSC Novosibirsk Refinery	RUSSIAN FEDERATION	Yes
Gold	PAMP S.A.	SWITZERLAND	Yes
Gold	Pease & Curren	UNITED STATES	Unknown

Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA	Unknown
Gold	Planta Recuperadora de Metales SpA	CHILE	Yes
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION	Yes
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA	Yes
Gold	PX Précinox S.A.	SWITZERLAND	Yes
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA	Yes
Gold	Refinery of Seemine Gold Co., Ltd.	CHINA	Unknown
Gold	Remondis Argentia B.V.	NETHERLANDS	Unknown
Gold	Republic Metals Corporation	UNITED STATES	Yes
Gold	Royal Canadian Mint	CANADA	Yes
Gold	SAAMP	FRANCE	Yes
Gold	Sabin Metal Corp.	UNITED STATES	Unknown
Gold	Safimet S.p.A	Italy	Yes
Gold	SAFINA A.S.	CZECH REPUBLIC	Unknown
Gold	Sai Refinery	INDIA	Unknown
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF	Yes
Gold	SAMWON Metals Corp.	KOREA, REPUBLIC OF	Unknown
Gold	SAXONIA Edelmetalle GmbH	GERMANY	Yes
Gold	Schone Edelmetaal B.V.	NETHERLANDS	Yes
Gold	SEMPSA Joyería Platería S.A.	SPAIN	Yes
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA	Unknown
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA	Yes
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA	Yes
Gold	Singway Technology Co., Ltd.	TAIWAN	Yes
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION	Yes
Gold	Solar Applied Materials Technology Corp.	TAIWAN	Yes
Gold	State Research Institute Center for Physical Sciences and Technology	LITHUANIA	Unknown
Gold	Sudan Gold Refinery	SUDAN	Unknown
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	Yes
Gold	SungEel HiTech	KOREA, REPUBLIC OF	Yes
Gold	T.C.A S.p.A	ITALY	Yes
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	Yes
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA	Yes
Gold	Tokuriki Honten Co., Ltd.	JAPAN	Yes

Gold	Tongling Nonferrous Metals Group Co., Ltd.	CHINA	Unknown
Gold	Tony Goetz NV	BELGIUM	Unknown
Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN	Unknown
Gold	Torecom	KOREA, REPUBLIC OF	Yes
Gold	Umicore Brasil Ltda.	BRAZIL	Yes
Gold	Umicore Precious Metals Thailand	THAILAND	Yes
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM	Yes
Gold	United Precious Metal Refining, Inc.	UNITED STATES	Yes
Gold	Universal Precious Metals Refining Zambia	ZAMBIA	Unknown
Gold	Valcambi S.A.	SWITZERLAND	Yes
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA	Yes
Gold	WIELAND Edelmetalle GmbH	GERMANY	Yes
Gold	Yamamoto Precious Metal Co., Ltd.	JAPAN	Yes
Gold	Yokohama Metal Co., Ltd.	JAPAN	Yes
Gold	Yunnan Copper Industry Co., Ltd.	CHINA	Unknown
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	Yes
Tantalum	Asaka Riken Co., Ltd.	JAPAN	Yes
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA	Yes
Tantalum	D Block Metals, LLC	UNITED STATES	Yes
Tantalum	Duoluoshan	CHINA	Unknown
Tantalum	Exotech Inc.	UNITED STATES	Yes
Tantalum	F&X Electro-Materials Ltd.	CHINA	Yes
Tantalum	FIR Metals & Resource Ltd.	CHINA	Yes
Tantalum	Global Advanced Metals Aizu	JAPAN	Yes
Tantalum	Global Advanced Metals Boyertown	UNITED STATES	Yes
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CHINA	Yes
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA	Yes
Tantalum	H.C. Starck Co., Ltd.	THAILAND	Yes
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY	Yes

Tantalum	H.C. Starck Inc.	UNITED STATES	Yes
Tantalum	H.C. Starck Ltd.	JAPAN	Yes
Tantalum	H.C. Starck Smelting GmbH & Co. KG	GERMANY	Yes
Tantalum	H.C. Starck Tantalum and Niobium GmbH	GERMANY	Yes
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA	Yes
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA	Yes
Tantalum	Jiangxi Tuohong New Raw Material	CHINA	Yes
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA	Yes
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA	Yes
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA	Yes
Tantalum	KEMET Blue Metals	MEXICO	Yes
Tantalum	KEMET Blue Powder	UNITED STATES	Yes
Tantalum	King-Tan Tantalum Industry Ltd.	CHINA	Yes
Tantalum	LSM Brasil S.A.	BRAZIL	Yes
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA	Yes
Tantalum	Mineracao Taboca S.A.	BRAZIL	Yes
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN	Yes
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	Yes
Tantalum	NPM Silmet AS	ESTONIA	Yes
Tantalum	Power Resources Ltd.	MACEDONIA	Yes
Tantalum	QuantumClean	UNITED STATES	Yes
Tantalum	Resind Industria e Comercio Ltda.	BRAZIL	Yes
Tantalum	RFH Tantalum Smeltry Co., Ltd.	CHINA	Yes

Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION	Yes
Tantalum	Taki Chemicals	JAPAN	Yes
Tantalum	Telex Metals	UNITED STATES	Yes
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN	Yes
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA	Yes
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	CHINA	Yes
Tin	Alpha	UNITED STATES	Yes
Tin	An Vinh Joint Stock Mineral Processing Company	VIET NAM	Unknown
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA	Yes
Tin	China Tin Group Co., Ltd.	CHINA	Yes
Tin	CNMC (Guangxi) PGMA Co., Ltd.	CHINA	Unknown
Tin	CV Ayi Jaya	INDONESIA	Yes
Tin	CV Dua Sekawan	INDONESIA	Yes
Tin	CV Gita Pesona	INDONESIA	Yes
Tin	CV Tiga Sekawan	INDONESIA	Yes
Tin	CV United Smelting	INDONESIA	Yes
Tin	CV Venus Inti Perkasa	INDONESIA	Yes
Tin	Dowa	JAPAN	Yes
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIET NAM	Unknown
Tin	EM Vinto	BOLIVIA	Yes
Tin	Estanho de Rondônia S.A.	BRAZIL	Unknown
Tin	Fenix Metals	POLAND	Yes
Tin	Gejiu Fengming Metallurgy Chemical Plant	CHINA	Yes
Tin	Gejiu Jinye Mineral Company	CHINA	Yes
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA	Yes
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	Yes
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA	Yes
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA	Unknown
Tin	Guangdong Hanhe Non-ferrous Metal Limited Company	CHINA	Yes
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CHINA	Yes
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA	Yes

Tin	Huichang Jinshunda Tin Co., Ltd.	CHINA	Yes
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CHINA	Yes
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA	Yes
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL	Yes
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	Yes
Tin	Melt Metais e Ligas S.A.	BRAZIL	Yes
Tin	Metallic Resources, Inc.	UNITED STATES	Yes
Tin	Metallo Belgium N.V.	BELGIUM	Yes
Tin	Metallo Spain S.L.U.	SPAIN	Yes
Tin	Mineracao Taboca S.A.	BRAZIL	Yes
Tin	Minsur	PERU	Yes
Tin	Mitsubishi Materials Corporation	JAPAN	Yes
Tin	Modeltech Sdn Bhd	MALAYSIA	Unknown
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIET NAM	Unknown
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND	Yes
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES	Yes
Tin	Operaciones Metalurgical S.A.	BOLIVIA	Yes
Tin	PT Aries Kencana Sejahtera	INDONESIA	Yes
Tin	PT Artha Cipta Langgeng	INDONESIA	Yes
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA	Yes
Tin	PT Babel Inti Perkasa	INDONESIA	Yes
Tin	PT Bangka Prima Tin	INDONESIA	Yes
Tin	PT Bangka Tin Industry	INDONESIA	Yes
Tin	PT Belitung Industri Sejahtera	INDONESIA	Yes
Tin	PT Bukit Timah	INDONESIA	Yes
Tin	PT DS Jaya Abadi	INDONESIA	Yes
Tin	PT Eunindo Usaha Mandiri	INDONESIA	Yes
Tin	PT Inti Stania Prima	INDONESIA	Yes
Tin	PT Karimun Mining	INDONESIA	Yes
Tin	PT Kijang Jaya Mandiri	INDONESIA	Yes
Tin	PT Lautan Harmonis Sejahtera	INDONESIA	Yes
Tin	PT Menara Cipta Mulia	INDONESIA	Yes
Tin	PT Mitra Stania Prima	INDONESIA	Yes
Tin	PT O.M. Indonesia	INDONESIA	Yes
Tin	PT Panca Mega Persada	INDONESIA	Yes

Tin	PT Premium Tin Indonesia	INDONESIA	Yes
Tin	PT Prima Timah Utama	INDONESIA	Yes
Tin	PT Refined Bangka Tin	INDONESIA	Yes
Tin	PT Sariwiguna Binasentosa	INDONESIA	Yes
Tin	PT Stanindo Inti Perkasa	INDONESIA	Yes
Tin	PT Sukses Inti Makmur	INDONESIA	Yes
Tin	PT Sumber Jaya Indah	INDONESIA	Yes
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA	Yes
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA	Yes
Tin	PT Tinindo Inter Nusa	INDONESIA	Yes
Tin	PT Tommy Utama	INDONESIA	Yes
Tin	Resind Industria e Comercio Ltda.	BRAZIL	Yes
Tin	Rui Da Hung	TAIWAN	Yes
Tin	Soft Metais Ltda.	BRAZIL	Yes
Tin	Super Ligas	Brazil	Unknown
Tin	Thaisarco	THAILAND	Yes
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIET NAM	Unknown
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL	Yes
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA	Yes
Tin	Yunnan Tin Company Limited	CHINA	Yes
Tungsten	A.L.M.T. TUNGSTEN Corp.	JAPAN	Yes
Tungsten	ACL Metais Eireli	BRAZIL	Yes
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIET NAM	Yes
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA	Yes
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA	Yes
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA	Yes
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CHINA	Unknown
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA	Yes
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA	Yes
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	Yes

Tungsten	Ganzhou Yatai Tungsten Co., Ltd.	CHINA	Unknown
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES	Yes
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA	Yes
Tungsten	H.C. Starck Smelting GmbH & Co.KG	GERMANY	Yes
Tungsten	H.C. Starck Tungsten GmbH	GERMANY	Yes
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA	Yes
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CHINA	Yes
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA	Yes
Tungsten	Hunan Litian Tungsten Industry Co., Ltd.	CHINA	Yes
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION	Yes
Tungsten	Japan New Metals Co., Ltd.	JAPAN	Yes
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA	Yes
Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	CHINA	Unknown
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA	Yes
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CHINA	Unknown
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA	Yes
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA	Yes
Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	CHINA	Yes
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA	Yes
Tungsten	Kennametal Fallon	UNITED STATES	Yes
Tungsten	Kennametal Huntsville	UNITED STATES	Yes
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA	Yes
Tungsten	Moliren Ltd	RUSSIAN FEDERATION	Yes

Tungsten	Niagara Refining LLC	UNITED STATES	Yes
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	VIET NAM	Yes
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES	Yes
Tungsten	South-East Nonferrous Metal Company Limited of Hengyang City	CHINA	Yes
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIET NAM	Yes
Tungsten	Unecha Refractory metals plant	RUSSIAN FEDERATION	Yes
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	VIET NAM	Yes
Tungsten	Wolfram Bergbau und Hütten AG	AUSTRIA	Yes
Tungsten	Woltech Korea Co., Ltd.	KOREA, REPUBLIC OF	Yes
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	Yes
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA	Yes
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA	Yes
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA	Yes

Appendix B: Potential Countries of Origin

This list of potential countries of origin is populated based on publicly available information, our RCOI and due diligence. It is important to note that this is also based on company level responses and therefore, it is not certain which of these countries of origin can be linked to our products.

Argentina, Australia, Austria, Benin, Bolivia (Plurinational State of), Brazil,  Burkina Faso, Burundi, Cambodia, Canada, Chile, China, Colombia, Congo, Democratic Republic of the, Ecuador, Eritrea, Ethiopia, France, Germany, Ghana, Guatemala, Guinea, Guyana, Honduras, India, Indonesia, Japan, Kazakhstan, Laos, Madagascar, Malaysia, Mali, Mexico, Mongolia, Mozambique, Myanmar, Namibia, Nicaragua, Nigeria, Panama, Peru, Portugal, Russian Federation, Rwanda, Senegal, Sierra Leone, South Africa, Spain, Thailand, Togo, Uganda, United Kingdom of Great Britain and Northern Ireland, United States of America, Uzbekistan, Viet Nam, Zimbabwe